Exhibit 2

EASTERN BANK CORPORATION

PLAN OF CONVERSION

Adopted by the Board of Trustees

on June 12, 2020

Table of Contents

Article I.	INTRODUCTION – BUSINESS PURPOSE	1
Article II.	DEFINITIONS	3
Article III.	GENERAL PROCEDURE FOR CONVERSION	10
3.1.	PRECONDITIONS TO CONVERSION	10
3.2.	SUBMISSION OF PLAN TO COMMISSIONER AND FRB	10
3.3.	SPECIAL MEETING OF CORPORATORS TO APPROVE THE PLAN	10
3.4.	THE HOLDING COMPANY	10
3.5.	OFFER AND SALE OF COMMON STOCK	11
Article IV.	CHARITABLE FOUNDATION	11
4.1.	STOCK DONATION TO FOUNDATION	11
4.2.	CONDITIONS APPLICABLE TO FOUNDATION	11
4.3.	BOARD OF TRUSTEES OF THE FOUNDATION	12
Article V.	SHARES TO BE OFFERED	12
5.1.	COMMON STOCK	12
5.2.	INDEPENDENT VALUATION, PURCHASE PRICE AND NUMBER OF SHARES	12
Article VI.	SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK	13
6.1.	DISTRIBUTION OF PROSPECTUS	13
6.2.	ORDER FORMS	14
6.3.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	14
6.4.	PAYMENT FOR STOCK	15
Article VII.	STOCK PURCHASE PRIORITIES	16
7.1.	PRIORITIES FOR OFFERING	16
7.2.	CERTAIN DETERMINATIONS	16
7.3.	MINIMUM PURCHASE; NO FRACTIONAL SHARES	16
7.4.	OVERVIEW OF PRIORITIES	16
7.5.	PRIORITIES FOR SUBSCRIPTION OFFERING	16
7.6.	PRIORITIES FOR DIRECT COMMUNITY OFFERING	18
7.7.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING	19
Article VIII.	ADDITIONAL LIMITATIONS ON PURCHASES	19
8.1.	GENERAL	19
8.2.	INDIVIDUAL MAXIMUM PURCHASE LIMIT	19
8.3.	GROUP MAXIMUM PURCHASE LIMIT	20
8.4.	SPECIAL RULE FOR TAX-QUALIFIED EMPLOYEE PLANS	20
8.5.	ILLEGAL PURCHASES	20
8.6.	REJECTION OF ORDERS	21

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8.7.	SUBSCRIBERS IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES	21
8.8.	NO OFFER TO TRANSFER SHARES	21
8.9.	CONFIRMATION BY PURCHASERS	21
Article IX.	POST OFFERING MATTERS	21
9.1.	STOCK PURCHASES AFTER THE CONVERSION	21
9.2.	RESALES OF STOCK BY INSIDERS	22
9.3.	BOOK ENTRY; STOCK CERTIFICATES	22
9.4.	RESTRICTION ON FINANCING STOCK PURCHASES	22
9.5.	STOCK BENEFIT PLANS	22
9.6.	MARKET FOR COMMON STOCK	23
9.7.	LIQUIDATION ACCOUNT	23
9.8.	REPURCHASE OF STOCK	24
9.9.	CONVERSION EXPENSES	25
9.10.	PUBLIC INSPECTION OF CONVERSION APPLICATION	25
9.11.	ENFORCEMENT OF TERMS AND CONDITIONS	25
9.12.	VOTING RIGHTS FOLLOWING OFFERING	25
9.13.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	25
Article X.	MISCELLANEOUS	26
10.1.	INTERPRETATION OF PLAN	26
10.2.	AMENDMENT OR TERMINATION OF THE PLAN	27

Exhibit A Form of Agreement and Plan of Reorganization between Eastern Bank Corporation and Eastern Bankshares, Inc.

Exhibit B Cities and towns of Massachusetts and New Hampshire that constitute the Local Community (as defined in Section 2.40)

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EASTERN BANKSHARES, INC.

PLAN OF CONVERSION

ARTICLE I.

INTRODUCTION – BUSINESS PURPOSE

Overview

This Plan of Conversion (this “Plan”) provides for the conversion and reorganization of Eastern Bank Corporation, a Massachusetts-chartered mutual holding company (the “MHC”), into the capital stock form of organization and all steps incident or necessary thereto (the “Conversion”). The MHC currently owns one hundred percent (100%) of the common stock of Eastern Bank (the “Bank”), a Massachusetts-chartered bank headquartered in Boston, Massachusetts. The MHC also owns one hundred percent (100%) of the common stock of Eastern Bankshares, Inc., a Massachusetts corporation (the “Holding Company”). Any capitalized term used but not defined in this Article I shall have the meaning set forth in Article II of this Plan. In this Plan, the terms “we,” “our,” “us” and “Eastern” refer collectively to Eastern Bank, Eastern Insurance Group LLC, the Holding Company and the MHC, unless the context indicates another meaning.

This Plan, which was adopted on June 12, 2020 by the Board of Trustees of the MHC, and approved by the Board of Directors of the Holding Company and the Board of Directors of the Bank, is to be carried out under the laws of the Commonwealth of Massachusetts, applicable Regulations of the Massachusetts Division of Banks (the “Division”) and the Board of Governors of the Federal Reserve System (the “FRB”), and other applicable laws and regulations. The Board of Trustees of the MHC currently contemplates that, as of the completion of the Conversion, all of the capital stock of the Bank will be held by the Holding Company and the Holding Company will issue and sell shares of its common stock (the “Common Stock”) in a Subscription Offering upon the terms and conditions set forth herein to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Plans established by the Bank or the Holding Company, and Employees, Officers, directors, trustees or Corporators of the MHC, the Holding Company, the Bank or Eastern Insurance Group LLC, according to the respective priorities set forth in this Plan. Any shares not subscribed for in the Subscription Offering may be offered for sale to certain members of the public directly by the Holding Company through a Direct Community Offering and/or a Syndicated Offering. Alternatively, any shares not subscribed for in the Subscription Offering and any Direct Community Offering may be offered for sale in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators. All sales of Common Stock in a Direct Community Offering, in a Syndicated Community Offering, in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Board of Trustees of the MHC and the Board of Directors of the Holding Company. In this Plan, the Subscription Offering, the Direct Community Offering, the Syndicated Community Offering (if any), and the Firm Commitment Underwritten Offering (if any) are referred to collectively as the “Offering.”

This Plan is subject to the approval of various regulatory agencies and must be approved by a majority of the total votes of the MHC’s Corporators and a majority of the MHC’s Independent Corporators (who shall constitute not less than sixty percent (60%) of all Corporators) eligible to be cast at the annual meeting or at a special meeting called for such purpose. By approving this Plan, the Corporators will also be approving all steps necessary or incidental to the Conversion.

The Conversion is to be effectuated as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations and will result in the same federal and state tax treatment contemplated in the opinions of counsel (or private letter rulings) received under Section 3.1(e) of this Plan. The MHC will contribute to the Holding Company all of the shares of the capital stock of the Bank, and promptly thereafter, the MHC will merge with and into the Holding Company with the Holding Company as the resulting entity pursuant to Section 7(3) of Chapter 167H of the Massachusetts General Laws and the Agreement and Plan of Reorganization attached hereto as Exhibit A (the “Merger”). As part of the Merger, shares of Holding Company common stock held by the MHC immediately prior to the Merger will be canceled and all persons holding liquidation rights in the MHC immediately prior to the Merger will constructively receive liquidation rights in the Holding Company in exchange for their liquidation rights in the MHC. Immediately after the Merger, the Holding Company will sell shares of Common Stock in the Offering (the “Offering Shares”). The Holding Company will contribute at least fifty percent (50%) of the net proceeds of the Offering to the Bank. The foregoing is subject to modification as necessary to address tax or regulatory considerations.

Upon the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be granted interests in the Liquidation Account to be established initially by the Holding Company pursuant to Section 9.7 hereof.

Donation of Common Stock to Eastern Bank Charitable Foundation

This Plan provides for the Holding Company to donate to the Eastern Bank Charitable Foundation (the “Foundation”) immediately after the Offering a number of shares of authorized but previously unissued shares of Common Stock equal to four percent (4%) of the number of shares of Common Stock that will be issued and outstanding immediately after the Conversion (the “Stock Donation”).

The Bank formed the Foundation in 1994, and since then the Foundation has been an integral part of the Bank’s commitment to its community. To date, the Bank has been the sole source of the Foundation’s funding. The Foundation had total assets of approximately $111.8 million at March 31, 2020, and for the three-year period ended December 31, 2019, the Foundation’s annual charitable donations averaged approximately $7.6 million.

The Stock Donation will dilute the voting interests of purchasers of Common Stock in the Offering and result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the Foundation, offset in part by a corresponding tax benefit. Other than the Stock Donation, neither the Bank nor the Holding Company intends to make any contribution to the Foundation in connection with the Offering.

The Stock Donation to the Foundation must be approved separately by a majority of the total votes of the Corporators and a majority of the Independent Corporators (who shall constitute not less than sixty percent (60%) of all Corporators) eligible to be cast at the annual meeting or at a special meeting called for such purpose.

Reasons for Conversion

A cornerstone of our strategic plan for many years has been to enhance our position as one of the leading community banking institutions in our market by achieving profitable growth in our core business lines through providing a broad array of banking and other financial services to retail, commercial and small business customers, all while upholding Eastern’s longstanding commitment to help our customers, communities and colleagues prosper and grow. Profitable growth enhances our capital base, which in turn provides us with the flexibility to pursue strategic acquisitions as opportunities arise and to make significant technological, risk management and talent investments. In recent years, for example, we have focused significant effort on and invested heavily in our infrastructure to create sophisticated and competitive products and services, a strong, experienced work force, and awareness of our banking brand. These investments in turn have enabled us to better help our customers achieve their goals and to support our communities. We believe the Conversion at this time is consistent with these foundational principles, and we further believe that our abiding commitment to our customers, communities and colleagues will influence our behavior as a publicly traded company for years to come.

We believe the additional capital provided by the Offering, when added to our existing well-capitalized balance sheet, will give us a strong foundation that over the longer-term allows us to accelerate our growth by investing in technology and talent and making strategic acquisitions while in the short-term helps us to remain resilient while the economy recovers from the recession caused by the Covid-19 pandemic – principally by: (i) enhancing our capital and liquidity position to increase our resiliency in the short-term and to provide a foundation for long-term future growth; (ii) enhancing our ability to make investments in new technologies to meet the ever-increasing customer demands for “ease of use” of banking and financial services; (iii) better positioning us to pursue opportunistic strategic transactions within our existing and contiguous markets and through digital delivery channels; (iv) expanding and retaining a talented and diverse workforce; (v) supporting our local communities through an additional significant and immediate donation to the Foundation; (vi) enhancing our ability to positively impact local communities through expanded volunteerism and enhanced advocacy influence; and (vii) offering our depositors, employees, officers, directors, trustees and corporators an equity ownership interest in our future in our future success, should they decide to invest.

No Change to Bank

The Bank converted to the stock form of organization when the Bank reorganized into the mutual holding company structure in 1989. Accordingly, the Conversion will not affect the corporate existence of the Bank. The Bank’s business and operations will not be affected or interrupted by the Conversion, and the Bank will continue as the same legal entity after the Conversion. The deposit accounts and loan accounts of the Bank’s customers will not be affected by the Conversion. Upon the Conversion, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Conversion, and such deposit account holder shall have all of the same rights and privileges after the Conversion, including, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, a non-transferable interest in the Liquidation Account, as provided in Section 9.7 of this Plan. All deposit accounts in the Bank following the Conversion will continue to be insured up to the legal maximum by the Deposit Insurance Fund of the FDIC in the same manner as such deposit accounts were insured immediately before the Conversion. There will be no change in the Bank’s loans. The Conversion will not result in any reduction of the Bank’s reserves or net worth.

ARTICLE II.

DEFINITIONS

As used in this Plan, the terms set forth below have the following meanings:

2.1. ACTING IN CONCERT. The term “Acting in Concert” means Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Holding Company or any of its Officers as delegated by the Board of Directors of the Holding Company and may be based on any evidence upon which such Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies; provided, however, that the determination of whether a group is Acting in Concert remains subject to review by the Commissioner. Persons having the same address, whether or not related, will be deemed to be Acting in Concert unless otherwise determined by the Board or any Officer as delegated by the Board. Trustees of the MHC, directors of the Holding Company or directors of the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

2.2. AFFILIATE. An “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

2.3. APPLICATION. The term “Application” means the application, including a copy of this Plan, submitted by the Holding Company to the Commissioner for approval of the Offering.

2.4. ASSOCIATE. The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any of them) of which such Person is an Officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or trustee or Officer of the Bank, the Holding Company or the MHC (or a subsidiary of any of them); provided, however, that (a) any Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director or Officer of the Bank for the purposes of Section 8.4 hereof; and (b) any Tax-Qualified or Nontax-Qualified Employee Plan shall not be deemed to be an Associate of any director, trustee or Officer of the MHC, the Holding Company or the Bank for any other purpose to the extent provided in this Plan. When used to refer to a Person other than a director or trustee or Officer of the Bank, the Holding Company or the MHC, the Holding Company or the Bank, as applicable, may determine in its sole discretion the Persons that are Associates of other Persons provided, however, that the determination of whether Persons are Associates remains subject to review by the Commissioner. Trustees and Corporators of the MHC and directors of the Holding Company and the Bank shall not be deemed to be Associates solely as a result of their membership on such board or boards.

2.5. BANK. The term the “Bank” means Eastern Bank, a Massachusetts-chartered bank. The Bank originally was chartered under the laws of the Commonwealth of Massachusetts as a mutual savings bank. In October 1989, the Bank reorganized into a mutual holding company, the MHC, which in turn became the sole shareholder of the Bank, then a Massachusetts-chartered stock savings bank. In August 2004, upon the Bank’s withdrawal from the Massachusetts Depository Insurance Fund (“DIF”), the Bank converted to a trust company pursuant to the provisions of Section 17A of Chapter 43 of the Acts of 1934, as amended, unofficially codified as Section 2-17A of the Appendix to Chapter 168 of the Massachusetts General Laws, under which the Bank continues to have all of the rights, obligations, and relations of the savings bank from which it converted, other than membership in the DIF.

2.6. BANK REGULATORS. The term “Bank Regulators” means the Commissioner, the FRB and other federal bank regulatory agencies, if any, responsible for reviewing and approving this Plan and the Conversion.

2.7. BENEFICIARY. The term “Beneficiary” has the meaning set forth in Section 8.8.

2.8. CODE. The term “Code” means the Internal Revenue Code of 1986, as amended.

2.9. COMMISSIONER. The term “Commissioner” means the Commissioner of Banks of the Commonwealth of Massachusetts.

2.10. COMMON STOCK. The term “Common Stock” means the common stock authorized to be issued from time to time by the Holding Company.

2.11. COMMUNITY OFFERING. The term “Community Offering” means a Direct Community Offering and/or a Syndicated Community Offering.

2.12. CONTROL (INCLUDING THE TERMS “CONTROLLING”, “CONTROLLED BY”, AND “UNDER COMMON CONTROL WITH”). The term “Control” (including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control With”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

2.13. CONVERSION. The term “Conversion” means the conversion of the MHC to stock form pursuant to this Plan, and all steps incident or necessary thereto including the Offering and the Stock Donation.

2.14. CONVERSION SHARES. The term “Conversion Shares” means the Offering Shares and the Foundation Shares.

2.15. CORPORATOR. The term “Corporator” means a Corporator of the MHC.

2.16. DEPOSIT ACCOUNT. The term “Deposit Account” means any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plans, SEPs and IRA accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies, certain escrow accounts, or trust department accounts held separately from deposit accounts in accordance with Section 4 of Chapter 167G of the Massachusetts General Laws.

2.17. DIRECT COMMUNITY OFFERING. The term “Direct Community Offering” means the offering for sale directly by the Holding Company of Common Stock (i) to the Local Community, as provided in Section 7.6, with preference given to natural Persons residing in the Local Community, including trusts of natural Persons, and then (ii) to the public at large. The Direct Community Offering may be conducted simultaneously with or after the Subscription Offering.

2.18. ELIGIBLE ACCOUNT HOLDER. The term “Eligible Account Holder” means any Person holding a Qualifying Deposit on the Eligibility Record Date.

2.19. ELIGIBILITY RECORD DATE. The term “Eligibility Record Date” means March 29, 2019.

2.20. EMPLOYEE. The term “Employees” means all Persons who are employed by the Bank or Eastern Insurance Group LLC. The term “Employee” does not include a trustee, director or Officer (or the equivalent) of the Bank, Eastern Insurance Group LLC, the Holding Company or the MHC who is not an employee.

2.21. EMPLOYEE PLAN. The term “Employee Plan” means any Tax-Qualified Employee Plan or Nontax-Qualified Employee Plan.

2.22. ESOP. The term “ESOP” means the employee stock ownership plan to be established by the Bank or the Holding Company.

2.23. ESTIMATED VALUATION RANGE. The term “Estimated Valuation Range” means the dollar range of the estimated consolidated pro forma market value of the Holding Company based on the Independent Valuation determined by the Independent Appraiser prior to the Subscription Offering, as it may be amended from time to time thereafter. The Independent Valuation of the pro forma market value of the Holding Company established by the Independent Appraiser shall form the midpoint of the Estimated Valuation Range. The maximum of the Estimated Valuation Range may vary as much as fifteen percent (15%) above the midpoint of the Estimated Valuation Range (the “Maximum of the Estimated Valuation Range”), and the minimum of the Estimated Valuation Range may vary as much as fifteen percent (15%) below the midpoint of the Estimated Valuation Range. The Maximum of the Estimated Valuation Range may be increased by up to fifteen percent (15%) subsequent to the commencement of the Offering to reflect changes in demand for the Common Stock or changes in market conditions.

2.24. EXCHANGE ACT. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.25. FDIC. The term “FDIC” means the Federal Deposit Insurance Corporation.

2.26. FIRM COMMITMENT UNDERWRITTEN OFFERING. The term “Firm Commitment Underwritten Offering” means the offering, at the sole discretion of the Holding Company, of Common Stock not subscribed for in the Subscription Offering and any Direct Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may commence during or following the Subscription Offering and the Direct Community Offering, if any.

2.27. FOUNDATION. The term “Foundation” means the Eastern Bank Charitable Foundation, a charitable foundation established by the Bank in 1994 that qualifies as an exempt organization under Section 501(c)(3) of the Code.

2.28. FOUNDATION SHARES. The term “Foundation Shares” means the shares of Common Stock issued to the Foundation in the Stock Donation.

2.29. FRB. The term “FRB” means The Board of Governors of the Federal Reserve System.

2.30. FRB APPLICATION. The term “FRB Application” means the application, including a copy of this Plan, submitted by the Holding Company to the FRB for approval of the Offering, the application on Form FR Y-3 for the FRB’s prior approval of the Holding Company’s acquisition of the Bank, and any other application the FRB may require prior to the completion of the Offering.

2.31. GROUP MAXIMUM PURCHASE LIMIT. The term “Group Maximum Purchase Limit” means limitation on the purchase of shares of Common Stock established by Section 8.3, as such limit may be increased pursuant to said Section 8.3.

2.32. HOLDING COMPANY. The term “Holding Company” means Eastern Bankshares, Inc., a Massachusetts corporation, which upon the completion of the Merger and Offering will own all of capital stock of the Bank.

2.33. INDEPENDENT APPRAISER. The term “Independent Appraiser” means the appraiser retained by Eastern to prepare an appraisal of the pro forma market value of the Common Stock.

2.34. INDEPENDENT CORPORATOR. The term “Independent Corporator” means a Corporator who is not an Employee, Officer or trustee of the MHC or an Employee, Officer or director or the Bank, or a person with a significant business or financial relationship with the MHC, the Holding Company or the Bank, in each case as determined by the Commissioner.

2.35. INDEPENDENT VALUATION. The term “Independent Valuation” means the estimated pro forma market value of the Common Stock as determined by the Independent Appraiser.

2.36. INDIVIDUAL MAXIMUM PURCHASE LIMIT. The term “Individual Maximum Purchase Limit” means the limitation on the purchase of shares of Common Stock established by Section 8.2 , as such limit may be increased as provided in Section 8.2.

2.37. INFORMATION STATEMENT. The term “Information Statement” means the information statement required to be sent to the Corporators in connection with the Special Meeting.

2.38. INSIDER. The term “Insider” means an Officer, director, trustee or Corporator of the Bank, Eastern Insurance Group LLC, the Holding Company or the MHC.

2.39. LIQUIDATION ACCOUNT. The term “Liquidation Account” means the liquidation account established pursuant to Section 9.7.

2.40. LOCAL COMMUNITY. The term “Local Community” means the cities and towns in Massachusetts and New Hampshire listed on Exhibit B to this Plan.

2.41. MARKETING AGENT. The term “Marketing Agent” means the broker-dealer responsible for organizing and managing the Offering and sale of the Common Stock.

2.42. MARKET MAKER. The term “Market Maker” means a broker-dealer who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

2.43. MHC. The term “MHC” means Eastern Bank Corporation, the Massachusetts-chartered mutual holding company for the Bank.

2.44. NONTAX-QUALIFIED EMPLOYEE PLAN. The term “Nontax-Qualified Employee Plan” means any defined benefit plan or defined contribution plan of the Bank, the Holding Company, the MHC or any of their respective Affiliates that is not qualified under Section 401 of the Code.

2.45. OFFERING. The term “Offering” means the Subscription Offering, the Direct Community Offering, the Syndicated Community Offering, and the Firm Commitment Underwritten Offering, if any.

2.46. OFFICER. The term “Officer” means the Chairman of the Board, any Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the General Counsel, any officer of the level of vice president or above, the Clerk (or Secretary) and the Treasurer of an entity.

2.47. ORDER FORM. The term “Order Form” means any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Offering Shares.

2.48. PERSON. The term “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust (including Individual Retirement Accounts, SEPs and Keogh Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity or a group acting in concert.

2.49. PLAN. The term “Plan” means this Plan of Conversion, as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

2.50. PLAN PARTICIPANT. The term “Plan Participant” has the meaning set forth in Section 8.4.

2.51. QUALIFYING DEPOSIT. The term “Qualifying Deposit” means the aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided that, in either case, such aggregate balance is not less than $50.

2.52. RANGE MAXIMUM. The term “Range Maximum” means the valuation which is fifteen percent (15%) above the midpoint of the Estimated Valuation Range.

2.53. RANGE MINIMUM. The term “Range Minimum” means the valuation which is fifteen percent (15%) below the midpoint of the Estimated Valuation Range.

2.54. REGULATIONS. The term “Regulations” means the regulations of the Commissioner regarding the conversion of mutual holding companies and the regulations of the FRB to the extent applicable to issuances of stock in connection with the conversion of a Massachusetts-chartered mutual holding company.

2.56. RESIDENT. The term “Resident” means any Person who occupies a dwelling within the Local Community, has a present intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters of such Person must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The determination of whether a Person is a resident of the Local Community shall be made solely by the Board of Directors of the Holding Company or any of its Officers as delegated by Board of Directors of the Holding Company and may be based on any evidence upon which such Board or such delegatee chooses to rely, including deposit or loan records provided, however, that the determination of whether a Person is a resident of the Local Community remains subject to review by the Commissioner. A Participant must be a “Resident” of the Local Community for purposes of determining whether such Person “Resides”, or is “Residing”, in the Local Community as such term is used in this Plan.

2.57. SEC. The term “SEC” means the Securities and Exchange Commission.

2.58. SPECIAL MEETING. The term “Special Meeting” means the Special Meeting of Corporators called for the purpose of voting on this Plan, which Special Meeting may be held in person or solely by means of “remote communication” as that term is used in Section 7.08 of Chapter 156D of the Massachusetts General Laws.

2.59. STOCK DONATION. THE TERM “STOCK DONATION” MEANS THE DONATION OF COMMON STOCK TO THE FOUNDATION, PURSUANT TO SECTION 4.1 OF THIS PLAN, AS PART OF THE CONVERSION.SUBSCRIPTION OFFERING. The term “Subscription Offering” means the offering of Common Stock for subscription by Persons holding subscription rights pursuant to this Plan.

2.61. SUBSCRIPTION PRICE. The term “Subscription Price” means the price per share, determined as provided in Section 5.2 of this Plan, at which the Common Stock will be sold in the Offering.

2.62. SUBSIDIARY. The term “Subsidiary” means a company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

2.63. SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER. The term “Supplemental Eligible Account Holder” means any Person (other than Insiders, or their respective Associates) holding a Qualifying Deposit on the Supplemental Eligibility Record Date.

2.64. SUPPLEMENTAL ELIGIBILITY RECORD DATE. The “Supplemental Eligibility Record Date” is March 31, 2020.

2.65. SYNDICATED COMMUNITY OFFERING. The term “Syndicated Community Offering” means the offering, at the discretion of the Holding Company, of Common Stock following or contemporaneously with the Direct Community Offering through a syndicate of two or more broker-dealers.

2.66. TAX-QUALIFIED EMPLOYEE PLAN. The term “Tax-Qualified Employee Plan” means any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, 401(k) plan or other plan) of the Bank, the Holding Company, the MHC or any of their respective Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Code. A Tax-Qualified Employee Plan does not include a Recognition Plan (as defined in Section 9.5) or a plan that provides for the granting of stock options to purchase Common Stock.

2.67. TRUSTEES. The term “Trustees” means the trustees of the MHC.

ARTICLE III.

GENERAL PROCEDURE FOR CONVERSION

3.1. PRECONDITIONS TO CONVERSION. The Conversion is expressly conditioned upon prior occurrence of the following:

(a) Approval of this Plan by the affirmative vote of a majority of the total votes of the Corporators and a majority of the Independent Corporators (who shall constitute not less than sixty percent (60%) of all Corporators) eligible to be cast at a regular or special meeting of such Corporators in accordance with the Regulations, which approval shall also constitute Corporator approval of the Agreement and Plan of Reorganization attached hereto as Exhibit A providing for the Merger of the MHC with and into the Holding Company prior to the consummation of the Offering;

(b) Approval by the Commissioner of the Application;

(c) Approval by the FRB of the FRB Application;

(d) Approval by such other state and federal regulatory authorities as may be required to effect consummation of the Conversion; and

(e) The receipt of opinions of counsel to the Holding Company (or private letter rulings from the Internal Revenue Service, the Massachusetts Department of Revenue or the New Hampshire Department of Revenue Administration) as to the federal income tax consequences, the Massachusetts income tax consequences and certain New Hampshire tax consequences of the Conversion, in any case substantially to the effect that neither the MHC, the Holding Company nor the Bank will realize, as a result of the Conversion, gain or loss for federal income tax purposes, net income for Massachusetts income tax purposes, taxable business profits for New Hampshire Business Profits Tax, or gross business receipts for the New Hampshire Business Enterprise Tax.

3.2. SUBMISSION OF PLAN TO COMMISSIONER AND FRB. This Plan will be submitted to the Commissioner as part of the Application, and to the FRB as part of the FRB Application, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner and the FRB. Upon a determination by the Commissioner that the Application is complete, the Bank will publish and post public announcements and notices of the Application as required by the Commissioner and the FRB under the Regulations.

3.3. SPECIAL MEETING OF CORPORATORS TO APPROVE THE PLAN. Following approval of this Plan by the Commissioner and the FRB, the Special Meeting shall be scheduled in accordance with the MHC’s Bylaws, and this Plan (as revised in response to comments received from the Commissioner and the FRB) and any additional information required pursuant to the Regulations, will be submitted to the Corporators for their consideration and approval at the Special Meeting. The MHC will mail to each Corporator a copy of the Information Statement not less than seven (7) days before the Special Meeting. Following approval of this Plan by the Corporators, the Holding Company intends to take such steps as may be appropriate pursuant to applicable laws and regulations to conduct and complete the Offering.

3.4. THE HOLDING COMPANY. The Board of Directors of the Holding Company will take all necessary steps to complete the Conversion, including the timely filing of all necessary applications with appropriate regulatory authorities and the filing of a registration statement to register with the SEC the offer and sale of the Common Stock in the Offering.

3.5. OFFER AND SALE OF COMMON STOCK.

(a) If the Corporators approve this Plan, and upon receipt of all required regulatory approvals, the Common Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Plan, and directors, trustees, Officers, Employees and Corporators in the manner set forth in Article VII hereof. The Subscription Offering period will run for no less than twenty (20) but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the Holding Company with the approval of the Commissioner and the FRB, if required. If feasible, any Common Stock remaining may then be sold to the general public through a Direct Community Offering as provided in Article VII hereof, which may be held either subsequent to or concurrently with the Subscription Offering. If feasible, shares of Common Stock remaining unsold after completion of the Subscription Offering and any Direct Community Offering may, in the sole discretion of the Holding Company, be sold in a Syndicated Community Offering (which may commence following or contemporaneously with the Direct Community Offering) or a Firm Commitment Underwritten Offering, or in any manner receiving the required approval of the Bank Regulators and other applicable regulatory agencies that will achieve a widespread distribution of the Common Stock.

(b) The issuance of Common Stock in the Subscription Offering and any Direct Community Offering will be consummated simultaneously on the date the sale of Common Stock is consummated in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Common Stock has been issued. The sale of all shares of Common Stock to be sold pursuant to this Plan must be completed within forty-five (45) days after termination of the Subscription Offering, subject to the extension of such forty-five (45) day period by the Holding Company with the approval of the Commissioner and the FRB, if required. The Holding Company may seek one or more extensions of such forty-five (45) day period if necessary to complete the sale of shares of Common Stock. If sufficient shares of Common Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering or Firm Commitment Underwritten Offering, and the Conversion will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

ARTICLE IV.

CHARITABLE FOUNDATION

4.1. STOCK DONATION TO FOUNDATION. As part of the Conversion, and subject to separate Corporator approval, the Holding Company intends to donate to the Foundation immediately after the Offering a number of shares of authorized but previously unissued Common Stock equal to four percent (4%) of the Conversion Shares. Other than the Stock Donation, neither the Bank, the Holding Company nor the MHC intends to make any contribution to the Foundation in connection with the Offering. The Stock Donation to the Foundation must be approved by a majority of the total votes of the Corporators and a majority of the Independent Corporators (who shall constitute not less than sixty percent (60%) of all Corporators) eligible to be cast at the annual meeting or at a special meeting called for such purpose.

4.2. CONDITIONS APPLICABLE TO FOUNDATION. A condition to the Stock Donation is the Holding Company’s receipt from the Foundation of written commitments acceptable to the Holding Company and the Bank Regulators that the Foundation will operate in accordance with the following conditions, as well as any additional conditions imposed by the Bank Regulators:

(a)	The Foundation must vote its shares of Common Stock in the same ratio as other holders of such shares;

(b)	The Foundation shall be subject to examination by the Commissioner and the FRB;

(c)	The Foundation shall comply with all supervisory directives or regulatory bulletins imposed by the Commissioner and the FRB;

(d)	The Foundation shall operate in compliance with written policies adopted by its Board of Trustees, including its conflict of interest policy;

(e)	The Foundation shall provide annual reports to the Commissioner and FRB describing the grants made and the grant recipients;

(f)	The Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

(g)	Such other conditions, if any, as may be imposed by the Commissioner and the FRB.

4.3. BOARD OF TRUSTEES OF THE FOUNDATION. The Board of Trustees of the Foundation will, for at least five (5) years after the Stock Donation, include at least one (1) member that is also a Director of the Bank. The Board of Trustees of the Foundation will be responsible for the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. For at least five (5) years after the Stock Donation, and except for temporary periods resulting from death, resignation, removal or disqualification, at least one (1) Trustee on the Board of Trustees of the Foundation will be an independent Trustee who is not an employee, officer, Trustee or Corporator of the MHC, the Holding Company or the Bank nor a significant borrower of the Bank.

ARTICLE V.

SHARES TO BE OFFERED

5.1. COMMON STOCK. The Common Stock, when issued in accordance with this Plan, shall be fully paid and nonassessable. The total number of shares of Common Stock authorized under the Holding Company’s Articles of Organization will exceed the number of Conversion Shares. COMMON STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

5.2. INDEPENDENT VALUATION, PURCHASE PRICE AND NUMBER OF SHARES.

5.2.1 INDEPENDENT VALUATION. An Independent Appraiser shall be employed by the Holding Company to provide it with an Independent Valuation as required by the Regulations, which value shall be included in the prospectus (as described in Section 6.1 hereof) filed with the Commissioner, the FRB and the SEC. The directors of the Holding Company shall thoroughly review and analyze the methodology and fairness of the Independent Valuation. The Independent Valuation will be made by a written report to the Holding Company, contain the factors upon which the Independent Valuation was made, and conform to procedures adopted by the Commissioner and the FRB. The Independent Valuation provided by the Independent Appraiser to the Holding Company before the commencement of the Subscription Offering will contain an Estimated Valuation Range of aggregate prices for the Common Stock to be sold in the Offering, which range shall be based on the anticipated pro forma market value of the Common Stock. Such Estimated Valuation Range will establish a midpoint and will vary within Range Maximum to the Range minimum of such midpoint. The Independent Appraiser shall also present to the Holding Company at the close of the Subscription Offering an updated valuation of the pro forma market value of the Common Stock.

5.2.2 SUBSCRIPTION PRICE. All shares sold in the Offering will be sold at a uniform price per share, the Subscription Price, which is expected to be determined before the commencement of the Offering. If there is a Syndicated Community Offering or Firm Commitment Underwritten Offering, the price per share at which the Common Stock is sold in such Syndicated Community Offering or Firm Commitment Underwritten Offering shall be equal to the per share purchase price of the shares sold in the Subscription Offering and the Direct Community Offering. The aggregate value for all shares of Common Stock issued in the Conversion valued for such purpose at the Subscription Price will be equal to the estimated consolidated pro forma market value of the Common Stock, as determined for such purpose by the Independent Appraiser.

5.2.3 NUMBER OF SHARES. The total number of shares (and a range thereof) of Common Stock to be issued and offered for sale will be determined by the Holding Company immediately before the commencement of the Subscription Offering based on the Independent Valuation, the Estimated Valuation Range and the Subscription Price. The Independent Valuation, and such number of shares, shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Commissioner and the FRB, if necessary. In particular, the total number of shares may be increased by up to fifteen percent (15%) above the Range Maximum if the Independent Valuation is increased subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions and the resulting aggregate purchase price is not more than fifteen percent (15%) above the Range Maximum.

5.2.4 INCREASE OR DECREASE IN NUMBER OF SHARES. The number of shares of Common Stock to be sold in the Offering may be increased or decreased by the Holding Company, subject to the following provisions. In the event that the aggregate purchase price of the number of shares of Common Stock ordered is below the minimum of the Estimated Valuation Range, or materially above the Range Maximum, resolicitation of purchasers may be required, provided, however, that a resolicitation will not be required if the number of shares increases by up to fifteen percent (15%) above the Range Maximum. Any such resolicitation shall be effected in such manner and within such time as the Holding Company shall establish, with the approval of the Commissioner and the FRB, if required.

5.2.5 CONFIRMATION OF VALUATION. Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the Bank and the Holding Company, and to the Commissioner and to the FRB, if required, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of all shares of Common Stock ordered, at the Subscription Price, is incompatible with its estimate of the aggregate consolidated pro forma market value of the Common Stock. An increase in the aggregate value of the Common Stock by up to fifteen percent (15%) above the Range Maximum would not be deemed to be material. If such confirmation is not received, the Holding Company may cancel the Offering, resolicit and extend the Offering and establish a new Subscription Price and/or Estimated Valuation Range, hold a new Offering, or take such other action as the Commissioner and the FRB may permit.

ARTICLE VI.

SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK

6.1. DISTRIBUTION OF PROSPECTUS. The Offering shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the prospectus prepared by the Holding Company has been approved for use by the Commissioner and the FRB, if required, and the SEC has declared effective the registration statement of which the prospectus is a part, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Plan, and all Employees, Officers, directors, trustees and Corporators at their last known addresses appearing on the records of the MHC, the Holding Company and the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available (if and when a Community Offering is held) for use by Persons in the Community Offering.

6.2. ORDER FORMS. Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Offering. Each order form will contain, among other things, the following:

(a) A specified date by which all order forms must be received by the Holding Company, which date shall be not less than twenty (20) nor more than forty-five (45) days following the date on which the order forms are mailed by the Holding Company, and which date will constitute the expiration of the Subscription Offering, unless extended with the approval of the Commissioner and the FRB, if required;

(b) The Subscription Price per share for shares of Common Stock to be sold in the Offering;

(c) A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

(d) Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

(e) An acknowledgment that the recipient of the order form has received a copy of the prospectus before execution of the order form;

(f) A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the Subscription Offering period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from a Deposit Account at the Bank maintained by such Person, but only if the Bank elects to permit such withdrawals from the type of such Deposit Account); and

(g) A statement to the effect that the executed order form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

6.3. UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT. In the event order forms (a) are not delivered for any reason or are returned undelivered to the Holding Company by the United States Postal Service, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify, and all interpretations of terms and conditions of this Plan and of the order forms shall be in the sole discretion of the Bank and the Holding Company, as applicable, will be conclusive, final and binding on all Persons. The Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or faxed order forms.

6.4. PAYMENT FOR STOCK.

6.4.1 All payments for Common Stock subscribed for or ordered in the Offering must be delivered in full to the Holding Company, together with a properly completed and executed order form, except in the case of the Syndicated Community Offering or Firm Commitment Underwritten Offering, on or before the expiration date specified on the order form, unless such date is extended by the Holding Company; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering. The Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Payment for Common Stock may also be made by a participant in an Employee Plan (including the Bank’s 401(k) plan) causing funds held for such participant’s benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Common Stock.

6.4.2 Payment for Common Stock shall be made either by personal check, bank draft or money order, or if a purchaser has one or more Deposit Accounts in the Bank (and if the Bank has elected to permit such withdrawals from the type of Deposit Account maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account at the Bank in an amount equal to the aggregate purchase price of such shares. Wire transfers may be accepted at the sole discretion of the Holding Company. Any authorized withdrawal from a Deposit Account shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate of deposit, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the statement savings rate. Funds for which a withdrawal is authorized will remain in the purchaser’s account but may not be used by the purchaser pending consummation of the Offering or expiration of the forty-five (45)-day period (or such longer period as may be approved by the Commissioner) following termination of the Subscription Offering, whichever occurs first. Upon consummation of the Offering, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest will continue to be earned on any amount authorized for withdrawal until such withdrawal is given effect. Interest on checks, money orders and bank drafts will be paid by the Bank at the Bank’s statement savings rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Offering will be refunded to them with such interest. In case of amounts authorized for withdrawal from Deposit Accounts or certificates of deposit, refunds will be made by canceling the authorization for withdrawal.

ARTICLE VII.

STOCK PURCHASE PRIORITIES

7.1. PRIORITIES FOR OFFERING. All purchase priorities established by this Article VII shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article VIII of this Plan. In addition to the priorities set forth in this Article VII, the Bank may establish other priorities for the purchase of Common Stock, subject to the approval of the Commissioner and the FRB, if required. The priorities for the purchase of shares in the Offering are set forth in the following Sections.

7.2. CERTAIN DETERMINATIONS. All interpretations or determinations of whether prospective purchasers are “Residents,” “Associates,” or “Acting in Concert” and any other interpretation of any and all other provisions of this Plan shall be made by and at the sole discretion of the Holding Company and may be based on whatever evidence the Holding Company may choose to use in making any such determination, subject to review in each case by the Commissioner. Such determination shall be conclusive, final and binding on all Persons, and the Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the Holding Company may deem appropriate.

7.3. MINIMUM PURCHASE; NO FRACTIONAL SHARES. The minimum purchase by any Person shall be 25 shares (to the extent that shares of Common Stock are available for purchase), provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

7.4. OVERVIEW OF PRIORITIES. In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Supplemental Eligible Account Holders; (3) Tax-Qualified Employee Plans; and (4) Employees of the Bank or Eastern Insurance Group LLC as well as and Officers, directors, trustees and Corporators of the Bank, the Holding Company and the MHC. Any shares of Common Stock that are not subscribed for in the Subscription Offering at the discretion of the Holding Company may be offered for sale in a Direct Community Offering and/or a Syndicated Community Offering or a Firm Commitment Underwritten Offering on terms and conditions and procedures satisfactory to the Holding Company, subject to any approval required from the Commissioner or the FRB. If the Holding Company conducts, at the same time as the Subscription Offering, one or more of a Direct Community Offering, a Syndicated Community Offering or a Firm Commitment Underwritten Offering, the Holding Company first must fill all subscription orders from the Subscription Offering before selling any Common Stock in the Direct Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering.

7.5. PRIORITIES FOR SUBSCRIPTION OFFERING.

7.5.1 FIRST PRIORITY: ELIGIBLE ACCOUNT HOLDERS. Upon approval of this Plan by the Corporators and the receipt of permission from the Commissioner, the FRB, if required, and the SEC to offer the Common Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Common Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit (as such term is defined in Section 8.2) by the per share Subscription Price, (y) one-tenth of one percent (0.10%) of the shares of Common Stock offered in the Offering, or (z) fifteen (15) times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Common Stock to be offered in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to the lesser of one hundred (100) shares or the number of shares subscribed for. Thereafter, unallocated shares of Common Stock will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by Insiders (and their Associates) based on their increased deposits in the Bank in the one (1) year preceding the Eligibility Record Date shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he or she had an ownership interest as of the Eligibility Record Date.

7.5.2 SECOND PRIORITY: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for a number of shares of Common Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (y) one-tenth of one percent (0.10%) of the shares offered in the Offering, or (z) fifteen (15) times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Common Stock to be offered in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares of Common Stock which, when added to the shares subscribed for by Eligible Account Holders, exceeds the available shares remaining after satisfaction of subscriptions by Eligible Account Holders, the available shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit, to the extent possible given the number of available shares, each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to the lesser of one hundred (100) shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he or she had an ownership interest as of the Supplemental Eligibility Record Date.

7.5.3 THIRD PRIORITY: TAX-QUALIFIED EMPLOYEE PLANS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to ten percent (10%) of the Common Stock issued in the Conversion. In the event that the total number of shares of Common Stock offered in the Offering is increased due to an increase in the Estimated Valuation Range above the Range Maximum, the Tax-Qualified Employee Plans shall have a priority right to purchase any such additional shares offered (up to an aggregate of ten percent (10%) of the Common Stock to be issued in the Conversion). The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any director, trustee, Officer or Corporator of the MHC, the Holding Company or the Bank. If the Tax-Qualified Employee Plans are not able to fill their orders in the Offering, then the Tax-Qualified Employee Plans may purchase shares in the open market or utilize authorized but unissued shares only with prior Commissioner and FRB approval.

7.5.4 FOURTH PRIORITY: EMPLOYEES, OFFICERS, DIRECTORS, TRUSTEES AND CORPORATORS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders, and all Tax-Qualified Employee Plans, each Employee of the Bank or Eastern Insurance Group LLC, and each Officer, director, trustee and Corporator of the Bank, the Holding Company or the MHC, in each case who is not an Eligible Account Holder or a Supplemental Eligible Account Holder, shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the Individual Maximum Purchase Limit; provided, however, that the aggregate number of shares of Common Stock that may be purchased by Employees, Officers, trustees and Corporators and their Associates in the Offering shall be limited to thirty percent (30%) of the total number of shares of Common Stock issued in the Offering (including shares purchased by Employees, Officers, directors, trustees and Corporators under this Section 7.5.4 and under the preceding priority categories, but not including shares purchased by the ESOP). In the event that Employees, Officers, directors, trustees and Corporators subscribe under this Section 7.5.4 for more shares of Common Stock than are available for purchase by them, the shares of Common Stock available for purchase will be allocated by the Holding Company among such subscribing Persons on an equitable basis, such as by giving weight to the order size, period of service, compensation and position of the individual subscriber.

7.6. PRIORITIES FOR DIRECT COMMUNITY OFFERING.

7.6.1 Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Common Stock directly to the general public. The Direct Community Offering, if any, shall commence concurrently with, during or promptly after the Subscription Offering. The Direct Community Offering shall be completed within forty-five (45) days after the termination of the Subscription Offering, unless such period is extended as provided herein. The Holding Company may use a broker, dealer or investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Holding Company may pay a commission or other fee to such entity or entities as to the shares sold by such entity or entities in the Subscription and Direct Community Offering and may also reimburse such entity or entities for reasonable expenses incurred in connection with the sale. The Common Stock will be offered and sold in the Direct Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Common Stock. In making the Direct Community Offering, the Holding Company will give preference to natural Persons, and trusts of natural Persons, residing in the Local Community. Orders accepted in the Direct Community Offering shall be filled up to a maximum not to exceed two percent (2%) of the Common Stock offered in the Offering, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Common Stock in the Direct Community Offering. The Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 7.6. If the Holding Company conducts the Direct Community Offering at the same time as the Subscription Offering, the Holding Company first must fill all subscription orders from the Subscription Offering before selling any Common Stock in the Direct Community Offering.

7.6.2 In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Local Community (including trusts of natural Persons), so that each such Person may purchase the lesser of one hundred (100) shares or the number of shares subscribed for, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by the Holding Company. If oversubscription does not occur among natural Persons, and trusts of natural Persons, residing in the Local Community, the allocation process to cover orders of other Persons subscribing for shares in the Direct Community Offering shall be as described above for natural Persons.

7.7. SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING.

7.7.1 Any shares of Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of two (2) or more broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Common Stock. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. If the Holding Company conducts a Syndicated Community Offering at the same time as the Subscription Offering and/or the Direct Community Offering, the Holding Company first must fill all subscription orders from the Subscription Offering and all orders from the Direct Community Offering, before selling any Common Stock in the Syndicated Community Offering. The Syndicated Community Offering shall be completed within 45) days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the Holding Company and the Marketing Agent. Such agreement shall be filed with the Commissioner and the SEC.

7.7.2 Alternatively, if feasible, shares of Common Stock not sold in the Subscription Offering or the Direct Community Offering, if any, may be offered for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Holding Company, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time. If the Holding Company conducts a Firm Commitment Underwritten Offering at the same time as the Subscription Offering and/or the Direct Community Offering, the Holding Company first must fill all subscription orders from the Subscription Offering and all orders from the Direct Community Offering, before selling any Common Stock in the Firm Commitment Underwritten Offering. The Holding Company may seek to make other arrangements for the sale of the remaining shares in order to meet the Range Minimum. Such other arrangements will be subject to any applicable approvals of the Bank Regulators and to compliance with applicable state and federal securities laws.

ARTICLE VIII.

ADDITIONAL LIMITATIONS ON PURCHASES

8.1. GENERAL. Purchases of Common Stock in the Offering will be subject to the purchase limitations set forth in this Article VIII.

8.2. INDIVIDUAL MAXIMUM PURCHASE LIMIT. This Section 8.2 sets forth the “Individual Maximum Purchase Limit.” No Person (or Persons exercising subscription rights through a single qualifying deposit account held jointly) may purchase in the Subscription Offering and the Direct Community Offering more than $2,000,000 of Common Stock sold in the Offering and no Person (or Persons exercising subscription rights through a single Qualifying Deposit account held jointly) may purchase in the Offering (including the Subscription Offering, Direct Community Offering and Syndicated Community Offering or Firm Commitment

Underwritten Offering) more than $2,000,000 of Common Stock sold in the Offering, except that: (a) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Individual Maximum Purchase Limit to up to five percent (5%) of the number of shares of Common Stock offered in the Offering or (ii) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Common Stock offered in the Offering; and (b) Tax-Qualified Employee Plans may purchase up to ten percent (10%) of the Common Stock sold in the Offering (including shares issued in the event of an increase in the Range Maximum of fifteen percent (15%)). If the Holding Company increases the Individual Maximum Purchase Limit (as permitted by this Section 8.2), subscribers in the Subscription Offering who ordered the previously-effective maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Holding Company, in its sole discretion. In the event that the Individual Maximum Purchase Limit is increased to five percent (5%) of the number of shares of Common Stock sold in the Offering, such limitation may be further increased, with the approval of the Commissioner and FRB, up to nine and ninety-nine hundredths percent (9.99%) of the number of shares of Common Stock sold in the Offering; provided that orders for Common Stock exceeding five percent (5%) of the Offering shall not exceed in the aggregate ten percent (10%) of the Common Stock sold in the Offering. Requests to purchase additional shares of Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

8.3. GROUP MAXIMUM PURCHASE LIMIT. This Section 8.3 sets forth the “Group Maximum Purchase Limit.” No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Subscription Offering and the Direct Community Offering more than $2,000,000 of Common Stock, except that: (a) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Group Maximum Purchase Limit to up to five percent (5%) of the number of shares of Common Stock offered in the Offering or (ii) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Common Stock offered in the Offering; and (b) Tax-Qualified Employee Plans may purchase up to ten percent (10%) of the shares of Common Stock sold in the Offering. Notwithstanding the foregoing, in the event that the Holding Company increases the Individual Maximum Purchase Limit (as permitted by Section 8.2 ) to a number that is in excess of the Group Maximum Purchase Limit established by this Section 8.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted, except that in no event will the Group Maximum Purchase Limit exceed five percent (5%) of the number of shares of Common Stock sold in the Offering without the approval of the Commissioner and FRB.

8.4. SPECIAL RULE FOR TAX-QUALIFIED EMPLOYEE PLANS. Shares of Common Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Plan using funds therein pursuant to the exercise of subscription rights granted to such Plan Participant in his or her individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Plans may purchase pursuant to this Plan, if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

8.5. ILLEGAL PURCHASES. Notwithstanding any other provision of this Plan, no Person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulation Authority, particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

8.6. REJECTION OF ORDERS. The Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Holding Company believes to be false or who it otherwise believes is violating, evading or circumventing, or intends to violate, evade or circumvent, either alone or Acting in Concert with others, the terms and conditions of this Plan.

8.7. SUBSCRIBERS IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES. The Holding Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which Eligible Account Holders or Supplemental Eligible Account Holders reside, and will only offer and sell the Common Stock in states in which the offers and sales comply with such states’ securities laws. However, no Person will be offered or allowed to purchase any Common Stock under this Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to purchase shares under this Plan reside in such state; (ii) the offer or sale of shares of Common Stock to such Persons would require the Holding Company or its Employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

8.8. NO OFFER TO TRANSFER SHARES. Before the consummation of the Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan. In addition, before the consummation of the Offering, no Person shall make any offer, or any announcement of any offer, to purchase the Common Stock to be issued, or knowingly acquire any Common Stock in the Offering in excess of the maximum purchase limitations established in this Plan. The following shall not constitute impermissible transfers under this Plan: (a) any Person having subscription rights in his or her individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount; and (b) a tax-qualified plan that maintains an Eligible Deposit Account in the Bank as trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount (“Beneficiary”) may, in exercising its subscription rights, direct that the Common Stock be issued in the name of such individual Beneficiary in his or her individual capacity.

8.9. CONFIRMATION BY PURCHASERS. Each Person ordering Common Stock in the Offering will be deemed to confirm that such purchase does not conflict with the purchase limitations in this Plan. All questions concerning whether two (2) or more Persons are Associates or a Group Acting in Concert or whether any purchase conflicts with the purchase limitations in this Plan or otherwise violates any provision of this Plan shall be determined by the Holding Company in its sole discretion. Such determination shall be conclusive, final and binding on all Persons, and the Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the Holding Company may deem appropriate.

ARTICLE IX.

POST OFFERING MATTERS

9.1. STOCK PURCHASES AFTER THE CONVERSION. For a period of three (3) years after the Offering, no Insider, or his or her Associates, may purchase, without the prior written approval of the Commissioner and the FRB, any stock of the Holding Company except from a broker-dealer registered with the SEC, provided that the foregoing shall not apply to (i) negotiated transactions involving more than one percent (1%) of the outstanding shares of stock of that class of stock, or (ii) purchases of stock made by and held by any Tax-Qualified or Nontax-Qualified Employee Plan even if such stock is attributable to Insiders or their Associates.

9.2. RESALES OF STOCK BY INSIDERS. Common Stock purchased in the Offering by Insiders and their Associates may not be resold for a period of at least one (1) year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of such Insider or Associate.

9.3. BOOK ENTRY; STOCK CERTIFICATES. All shares of Common Stock sold in the Offering will be issued in book entry form. Stock certificates will not be issued. Appropriate instructions shall be issued to the Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock pursuant to Section 9.2. If one or more shares of Common Stock subject to the restrictions set forth in Section 9.2 is certificated after the completion of the Conversion, each certificate evidencing such stock ownership shall bear a legend giving appropriate notice of the restrictions set forth in Section 9.2. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

9.4. RESTRICTION ON FINANCING STOCK PURCHASES. The Holding Company, the Bank and Eastern Insurance Group LLC are prohibited from making any loan or otherwise extending credit for the purpose of purchasing Common Stock in the Offering; provided, however, that the Holding Company, or a subsidiary thereof, may loan funds to the ESOP for the purchase of Common Stock.

9.5. STOCK BENEFIT PLANS. The Board of Directors of the Bank and/or the Board of Directors of the Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers, trustees and directors of the Bank and the Holding Company, including an ESOP, an Employer Stock Fund option in a 401(k) plan, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Offering subject to the purchase priorities set forth in this Plan. Pursuant to the Regulations, the Holding Company may authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to ten percent (10%) of the Common Stock to be issued in the Conversion. The Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Offering, provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Holding Company of (i) awards of Common Stock after the Offering pursuant to one or more stock recognition and award plans (the “Recognition Plans”) in an amount equal to up to four percent (4%) of the number of Conversion Shares, (ii) options to purchase a number of shares of Common Stock in an amount equal to up to ten percent (10%) of the number of Conversion Shares, and (iii) at the closing of the Offering or at any time thereafter, Common Stock in an amount up to eight percent (8%) of the number of Conversion Shares to the ESOP and an amount equal to up to two percent (2%) of the number of Conversion Shares to the Bank’s 401(k) plan. Shares awarded under the Tax-Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options, may be authorized but unissued shares of the Common Stock or shares of Common Stock purchased by the Holding Company or such plans in the open market. The limitations in this Section shall not apply if (a) the Recognition Plans or stock option plans are adopted no earlier than one (1) year following the completion of the Offering, (b) all Common Stock awarded in excess of such limitations is acquired in the secondary market, and (c) such secondary market acquisitions occur no earlier than when such limitations can be exceeded. No Recognition Plans or stock option plans, other than Tax-Qualified Employee Plans, have yet been adopted by the Board of Directors of the Holding Company, and no such plans will be submitted for the approval of the Holding Company’s shareholders at a meeting held earlier than six (6) months after completion of the Offering.

9.6. MARKET FOR COMMON STOCK. If upon the completion of the Conversion the Holding Company has more than three hundred (300) shareholders of any class of stock, the Holding Company shall use its best efforts to: (i) encourage and assist a Market Maker to establish and maintain a market for that class of stock; (ii) list that class of stock on a national or regional securities exchange; (iii) promptly register the class of Common Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister the Common Stock for a period of three (3) years thereafter.

9.7. LIQUIDATION ACCOUNT.

9.7.1 The Holding Company shall, upon the completion of the Conversion, establish a Liquidation Account in an amount equal to the MHC’s total equity as set forth in the latest consolidated statement of financial condition contained in the final prospectus distributed in connection with the Offering. The function of the Liquidation Account is to establish a priority on liquidation for Eligible Account Holders and Supplemental Eligible Account Holders and, except as otherwise provided in this Section 9.7, the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Holding Company. The Liquidation Account will be maintained by the Holding Company for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts with the Bank following the Offering. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related contingent creditor relationship in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with 209 CMR 33.05(12).

9.7.2 In the unlikely event (and only in such event) of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company, following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holder of the Holding Company’s capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions in which the Holding Company (or its successor) is not the surviving entity, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

9.7.3 The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder’s or Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits but shall be subject to downward adjustment as described below.

9.7.4 If, at the close of business on the last day of any period for which the Holding Company has prepared audited financial statements subsequent to the effective date of the Offering, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder

is less than the lesser of: (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Holding Company has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date (if established); or (ii) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section 9.7, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Holding Company subsequent to the Offering and only out of funds available for such purpose after payment of all creditors.

9.7.5 The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Holding Company or the Bank, except that the Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below (i) the amount required for the Liquidation Account or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable). Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.

9.7.6 For the three (3)-year period following the completion of the Offering, the Holding Company will not without prior approval of the Commissioner and the FRB: (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated. Upon the written request of the FRB and, if necessary, the Commissioner, the Holding Company shall, or upon the prior written approval of the FRB and, if necessary, the Commissioner, the Holding Company may, at any time after two (2) years from the completion of the Offering, transfer the Liquidation Account to the Bank, at which time the Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely and exclusively established in a liquidation account established by the Bank. In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the liquidation account established by the Bank and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors. Approval of this Plan by the Corporators shall constitute approval of the transactions described herein.

9.8. REPURCHASE OF STOCK.

9.8.1 Based upon facts and circumstances following the Conversion and subject to applicable regulatory and accounting requirements, the Board of Directors of the Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (a) market and economic factors, such as the price at which the Common Stock then is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Holding Company’s return on equity; (b) the avoidance of dilution to shareholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund any stock plans adopted after the consummation of the Conversion; and (c) any other circumstances in which repurchases would be in the best interests of the Holding Company and its shareholders.

9.8.2 The Holding Company may not repurchase any shares of Common Stock within three (3) years after the completion of the Offering, unless the repurchase:

(a) is part of a general repurchase made on a pro rata basis pursuant to an offer approved by the Commissioner and made to all shareholders of the Holding Company;

(b) is limited to the repurchase of qualifying shares of a Director;

(c) is purchased in the open market by (or with respect to) an Employee Plan in an amount reasonable and appropriate to fund such plan; or

(d) is limited to stock repurchases of no greater than five percent (5%) of the outstanding capital stock of the Holding Company where compelling and valid business reasons are established to the satisfaction of the Commissioner.

9.9. CONVERSION EXPENSES. The Holding Company may retain and pay for the services of legal, financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Regulations require that the expenses of the Conversion must be reasonable. The Holding Company will use its best efforts to assure that the expenses incurred by the Holding Company in effecting the Offering will be reasonable.

9.10. PUBLIC INSPECTION OF CONVERSION APPLICATION. The Bank will maintain a copy of the non-confidential portion of the Application in the main banking office of the Bank and, upon prior written request, will make reasonable arrangements for such copy to be available for public inspection.

9.11. ENFORCEMENT OF TERMS AND CONDITIONS. The Holding Company shall have the right to take all such action as it, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the Holding Company, of such Person’s eligibility to subscribe for or purchase shares of the Common Stock under the terms of this Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Common Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the Holding Company, and its Board of Directors, Officers, Employees and agents shall be free from any liability to any Person on account of any such action.

9.12. VOTING RIGHTS FOLLOWING OFFERING. Following the Offering, the holders of the capital stock of the Holding Company shall have exclusive voting rights in the Holding Company.

9.13. RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY.

9.13.1 The Articles of Organization of the Bank may contain a provision stipulating that no person, except the Holding Company, for a period of three (3) years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than ten percent (10%) of any class of equity security of the Bank, without the prior written approval of the Commissioner and the FRB. In addition, such charter may also provide that for a period of five (5) years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to shareholders for a vote. In addition, shareholders shall not be permitted to cumulate their votes for the election of Directors.

9.13.2 For a period of three (3) years from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of equity security of the Bank without the prior written consent of the Commissioner and the FRB. Nothing in this Plan shall prohibit the Holding Company from taking actions permitted under 12 C.F.R. § 239.63(f) or 209 CMR 33.08(6).

9.13.3 The Articles of Organization of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock who beneficially owns in excess of ten percent (10%) of such outstanding shares be entitled or permitted to any vote with respect to all or any portion of the shares held in excess of ten percent (10%). In addition, the Articles of Organization and Bylaws of the Holding Company may contain, in addition to any other permissible provisions, provisions which provide for, or prohibit, as the case may be, staggered terms of the Directors, noncumulative voting for Directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

9.13.4 For the purposes of this Section 9.13:

(a)	the term “person” includes an individual, a firm, a corporation or other entity;

(b)	the term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(c)	the term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(d)	the term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)(1).

ARTICLE X.

MISCELLANEOUS

10.1. INTERPRETATION OF PLAN. All interpretations of this Plan and application of its provisions to particular circumstances by the Holding Company shall be final, subject to the authority of the Commissioner and the FRB. When a reference is made in this Plan to any Article, Section or attachment, such reference shall be to an Article or Section of or an attachment to this Plan unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.2.1” would be part of “Section 5.2” and references to “Section 5.2” would also refer to material contained in the subsection described as “Section 5.2.1”). The table of contents and headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “without limitation.”

10.2. AMENDMENT OR TERMINATION OF THE PLAN. If deemed necessary or desirable, the terms of this Plan may be substantively amended by the Board of Trustees of the MHC as a result of comments from regulatory authorities or otherwise at any time prior to approval of this Plan by the Commissioner and the FRB, if applicable, and at any time thereafter with the concurrence of the Commissioner and the FRB, if applicable. If any amendment to this Plan is made after approval of this Plan at the Special Meeting, no further approval of the Corporators will be necessary unless otherwise required by the Commissioner or the FRB, if applicable. This Plan may be terminated by the Board of Trustees of the MHC in its sole discretion, at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Commissioner and the FRB, if applicable. This Plan will terminate if the sale of all shares of Common Stock is not completed within twenty-four (24) months from the date of the initial adoption of this Plan by the Board of Trustees of the MHC.

Dated: June 12, 2020

EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION BETWEEN

EASTERN BANK CORPORATION

AND EASTERN BANKSHARES, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) dated as of _______________________, 2020, is made by and between Eastern Bank Corporation, a Massachusetts mutual holding company (the “MHC”), and Eastern Bankshares, Inc., a Massachusetts corporation (the “Holding Company”). Capitalized terms have the respective meanings given them in the MHC’s Plan of Conversion (the “Plan”), unless otherwise defined herein.

BACKGROUND STATEMENTS:

1. The MHC is a Massachusetts mutual holding company that owns 100% of the common stock of the Holding Company and 100% of the common stock of Eastern Bank, a Massachusetts-chartered bank.

2. Prior to the Merger, the Holding Company will have no assets or liabilities and will not have engaged in any business.

3. The Board of Directors of the Holding Company and the Board of Trustees of the MHC have approved this Agreement whereby the MHC shall merge with and into the Holding Company with the Holding Company as the resulting corporation (the “Merger”) and have authorized the execution and delivery of this Agreement.

4. The Merger will constitute a mere change in identity, form, or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Effective Date of the Merger, the MHC will merge with and into the Holding Company, in a transaction qualifying as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, with the Holding Company as the resulting entity (“Resulting Corporation”) whereby the shares of Holding Company common stock held by the MHC immediately prior to the Merger will be canceled and persons having liquidation interests in the MHC immediately prior to the Merger will constructively receive liquidation interests in the Holding Company in exchange for their liquidation interests in the MHC.

2. Effective Date. The Merger shall not be effective until and unless: (i) this Plan is approved by the Commissioner of Banks of the Commonwealth of Massachusetts and the Board of Governors of the Federal Reserve System; (ii) this Plan is approved by a majority of the total votes of the MHC’s Corporators and a majority of the MHC’s Independent Corporators (who shall constitute not less than 60% of all Corporators) eligible to be cast at the special meeting called for such purpose; (iii) this Plan and this Agreement are approved by the MHC as the sole shareholder of the Holding Company; and (iv) the Articles of Merger shall have been filed with the Secretary of State of the Commonwealth of Massachusetts with respect to the Merger. Approval of this Plan by the MHC’s Corporators shall constitute approval of this Agreement by the MHC’s Corporators.

3. Name. The name of the Resulting Corporation shall be Eastern Bankshares, Inc.

4. Offices. The main office of the Resulting Corporation shall be 265 Franklin Street, Boston, Massachusetts.

5. Directors and Officers. The directors and officers of the Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation immediately after the Effective Date.

6. Rights and Duties of the Resulting Corporation. At the Effective Date, the MHC shall be merged with and into the Holding Company with the Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Massachusetts corporation as provided in its Articles of Organization. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Holding Company and the MHC shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Holding Company and the MHC. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Holding Company and the MHC immediately prior to the Merger, including liabilities for all debts, obligations and contracts of the Holding Company and the MHC, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Holding Company or the MHC. All rights of creditors and other obligees and all liens on property of the Holding Company and the MHC shall be preserved and shall not be released or impaired.

7. Rights of Shareholders. At the Effective Date, the shares of Holding Company common stock held by the MHC immediately prior to the Merger will be canceled and persons having liquidation interests in the MHC immediately prior to the Merger will constructively receive liquidation interests in the Holding Company in exchange for their liquidation interests in the MHC.

8. Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Agreement and the Conversion.

[Signature page follows]

2

IN WITNESS WHEREOF, the Holding Company and the MHC have caused this Agreement to be executed as of the date first above written.

ATTEST:	Eastern Bank Corporation (a Massachusetts mutual holding company)

By:
Kathleen C. Henry, Secretary		Robert F. Rivers
Chair and Chief Executive Officer

ATTEST:	Eastern Bankshares, Inc. (a Massachusetts corporation)

By:
Kathleen C. Henry, Secretary		Robert F. Rivers Chair and Chief Executive Officer

3

EXHIBIT B

EASTERN BANK CORPORATION

PLAN OF CONVERSION

ADOPTED JUNE 12, 2020

This Exhibit B is an integral part of the accompanying Plan of Conversion (the “Plan”) of Eastern Bank Corporation, a Massachusetts-chartered mutual holding company (the “MHC”). The Plan provides for the conversion and reorganization of the MHC into the capital stock form of organization.

Set forth below are the cities and towns of Massachusetts and New Hampshire that constitute the “Local Community” as defined in the Plan.

Massachusetts

Abington, Acton, Acushnet , Amesbury, Andover, Arlington, Avon, Barnstable, Bedford, Belmont, Berkley, Beverly, Billerica, Boston, Bourne, Boxford, Braintree, Bridgewater, Brockton, Brookline, Burlington, Cambridge, Canton, Carlisle, Carver, Chelmsford, Chelsea, Cohasset, Danvers, Dedham, Dighton, Dover, Dracut, Dunstable, Duxbury, East Bridgewater, Easton, Essex, Everett, Fairhaven, Falmouth, Foxborough, Framingham, Freetown, Georgetown, Gloucester, Groton, Groveland, Halifax, Hamilton, Hanover, Hanson, Haverhill, Hingham, Holbrook, Hull, Ipswich, Kingston, Lakeville, Lawrence, Lexington, Lincoln, Littleton, Lowell, Lynn, Lynnfield, Malden, Manchester-by-the-Sea, Mansfield, Marblehead, Marion, Marshfield, Mashpee, Mattapoisett, Medford, Melrose, Merrimac, Methuen, Middleborough, Middleton, Milton, Nahant, Natick, Needham, Newbury, Newburyport, Newton, North Andover, North Reading, Norton, Norwell, Norwood, Peabody, Pembroke, Pepperell, Plymouth, Plympton, Quincy, Randolph, Raynham, Reading, Rehoboth, Revere, Rochester, Rockland, Rockport, Rowley, Salem, Salisbury, Sandwich, Saugus, Scituate, Sharon, Sherborn, Somerville, Stoneham, Stoughton, Swampscott, Taunton, Tewksbury, Topsfield, Tyngsborough, Wakefield, Walpole, Waltham, Wareham, Watertown, Wayland, Wellesley, Wenham, West Bridgewater, West Newbury, Westford, Weston, Westwood, Weymouth, Whitman, Wilmington, Winchester, Winthrop, Woburn and Yarmouth.

New Hampshire

Amherst, Atkinson, Auburn, Barrington, Bedford, Boscawen, Bow, Brentwood, Candia, Canterbury, Chester, Chichester, Concord, Danville, Derry, Dover, Durham, East Kingston, Epping, Exeter, Fremont, Goffstown, Hampstead, Hampton, Hampton Falls, Hollis, Hooksett, Hopkinton, Hudson, Kensington, Kingston, Lee, Litchfield, Londonderry, Loudon, Madbury, Manchester, Merrimack, Nashua, New Boston, New Castle, Newfields, Newington, Newmarket, Newton, North Hampton, Pelham, Pembroke, Plaistow, Portsmouth, Raymond, Rochester, Rollinsford, Rye, Salem, Sandown, Seabrook, Somersworth, South Hampton, Stratham, Warner, Webster and Windham.